Exhibit 99.1

             Rayovac Announces Third Quarter Fiscal 2003 Results

    MADISON, Wis., July 24 /PRNewswire-FirstCall/ -- Rayovac Corp. (NYSE: ROV) announced today Fiscal 2003 third quarter diluted earnings per share of nine cents and pro forma diluted earnings per share of 31 cents, meeting First Call consensus estimates. This compares to diluted earnings per share of 32 cents and pro forma earnings per share of 30 cents for the comparable prior year period. The pro forma diluted EPS excludes the impact of certain charges described in further detail in the release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data."
    (Logo: http://www.newscom.com/cgi-bin/prnh/20020716/ROVLOGO )
    "Rayovac's Fiscal third quarter was one of mixed results," said David Jones, Chairman and CEO. "Strong performance in Europe and Latin America was offset by a weak performance in North America. The weak performance in North America was due in large part to significant transitional issues surrounding the launch of our new alkaline line that began shipping to major retailers in early July. We are optimistic of improving North American performance in future quarters as the impact of this initiative is fully rolled out to our retail customers."

    Third Quarter Results
    Results for the third quarter and Fiscal 2003 year-to-date include those of the consumer battery business of VARTA, which was acquired on October 1, 2002. Quarterly comparative historical data for the acquired operations is not available in U.S. generally accepted accounting principles (GAAP) format. All comparisons to Fiscal 2002 exclude VARTA consumer battery business data in the prior year.
    For the third quarter, sales were $207.7 million, compared to $135.4 million for the same period last year. Most of the sales increase was attributable to the VARTA acquisition. Operating income was $12.0 million, down from the $21.1 million for the same period last year. Fiscal 2003 operating income benefited from the VARTA acquisition offset by $11.1 million of special charges. Fiscal 2002 benefited from a $4.1 million bad debt recovery, somewhat offset by a $2.6 million restructuring charge.
    Pro forma operating income was $23.8 million, up from $19.6 million last year. The pro forma operating income increase was attributable to the VARTA acquisition partially offset by the impacts of lower sales in North America.
    Interest expense increased to $8.5 million from $4.0 million last year, the result of higher debt levels associated with the VARTA acquisition. Other (income) expense improved $1.3 million versus last year, the result of favorable foreign currency exchange rates.
    Diluted earnings per share were nine cents compared to 32 cents last year. Pro forma diluted earnings per share were 31 cents compared to pro forma diluted earnings per share of 30 cents last year. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the third quarter and the comparable period last year.
    North America sales for the third quarter were $81.2 million, down 20 percent from the $100.9 million reported last year. This decline reflected lower alkaline battery sales due to lower alkaline retail category sales during the quarter and to the impact of store inventory reduction programs as retailers transition to the new alkaline program. The Company's new "50 percent more" alkaline product portfolio began shipping into the majority of its customers in July. Hearing aid battery sales were up nearly 27 percent over the same period last year, while lighting products declined 13 percent. Rechargeable battery and charger sales declined 30 percent during the quarter, the result of inventory reduction programs at retail in advance of the new 15 Minute IC(3) charger launch scheduled for later this summer.
    North America segment profitability was $14.3 million as compared to $27.4 million reported last year. The decrease in profitability reflects the impact of lower sales volumes, the impact of retailer markdown monies and increased distribution expenses, primarily the result of duplicate distribution expenses attributable to the Company's move into its new distribution facility during the quarter. The Fiscal 2002 third quarter results benefited from a $4.1 million bad debt recovery attributable to the Kmart bankruptcy.
    The Europe/Rest of World results reflect the benefits of the VARTA acquisition where sales were $96.1 million, up from $11.8 million last year. The continued strength of hearing aid battery sales and Rayovac branded general battery business also contributed to these favorable results. Segment profitability increased to $12.3 million from $0.8 million last year, largely due to the benefits of the VARTA acquisition.
    In Latin America, sales increased to $30.4 million, up $7.7 million from the same period last year. The sales improvement was attributable to the VARTA acquisition partially offset by economic weakness and political instability in the region. Latin America segment profitability was $5.0 million, an improvement of $2.6 million versus last year. This improvement was the result of improved sales and gross profit margins, partially offset by increased operating expenses, which are attributable to the impact of the VARTA acquisition.

    Nine Months Results
    Sales for the nine months ended June 29, 2003 were $670.2 million, compared to $418.4 million for the prior year. Operating income was $31.3 million, a decrease of 17 percent over last year. Fiscal 2003 year-to-date results include $31.6 million in special charges. In Fiscal 2002, operating income included a $12.0 million net bad debt provision related to the Kmart bankruptcy and $2.6 million of special charges.
    Pro forma operating income was $65.2 million versus $52.1 million last year, an increase of 25 percent. The increase was attributable to the benefit of the VARTA acquisition, partially offset by a decrease in North America segment profitability after excluding the impact of the net Kmart bad debt reserve in last year's results.
    Interest expense rose to $28.1 million from $12.2 million last year, the result of higher debt levels associated with the VARTA acquisition. Non-operating expense includes the write-off of $3.1 million of unamortized debt issuance costs associated with our previous credit facility, which was replaced as part of the VARTA acquisition. Other (income) expense improved $3.8 million versus last year, the result of favorable foreign currency exchange rates.
    Diluted earnings per share for the nine-month period were eight cents compared to 50 cents last year. Pro forma diluted earnings per share for the Fiscal 2003 nine months were 78 cents compared to pro forma diluted earnings per share of 79 cents for the same period last year. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the nine-month period and the comparable period last year.
    North America sales were $267.3 million, down 15 percent from the $312.9 million reported last year. This decline reflected lower alkaline, heavy duty and rechargeable battery and charger sales. Hearing aid batteries sales were up 10 percent. North America segment profitability was $45.0 million, a decrease from $52.5 million reported last year. The profitability decline is primarily the result of the sales decline; however, last year's results included the Kmart net bad debt reserve of $12.0 million.
    The Europe/Rest of World results reflect the benefits of the VARTA acquisition. Sales in the region were $312.4 million, up from $38.4 million last year. Hearing aid battery sales and Rayovac branded battery sales also contributed to these favorable results. Segment profitability increased to $35.8 million, which is largely due to the benefits of the VARTA acquisition.
    In Latin America, sales increased to $90.5 million from $67.1 million in the same period last year. The sales improvement was attributable to the VARTA acquisition offset by continuing economic weakness and political instability in the region. Latin America segment profitability was $10.9 million versus $6.5 million last year. This improvement was the result of improved sales and gross profit margins, somewhat offset by increased operating expenses, which are attributable to the impacts of the VARTA acquisition.

    Restructuring Initiatives
    On October 10, 2002, the Company announced and committed to a series of restructuring initiatives designed to optimize the global resources of the combined VARTA and Rayovac companies, eliminate surplus manufacturing capacity and functional overhead, and to rationalize its main North America packaging and distribution facilities into a single modern facility. As part of this restructuring the Company took additional actions in North America to relaunch its alkaline products, simplify its consumer product pricing and reduce its cost structure to align with its new pricing strategy. The Company recorded special charges of $11.1 million and a $0.7 million charge against net sales in the third quarter, to reflect continuing costs of these initiatives. The Company expects total charges for all of the restructuring initiatives to be $43.0 million, approximately $34.0 million of which has been incurred to date, with the balance to be incurred over the next three months. Total cash costs of the program will be approximately $25.0 million with $40.0 million to $45.0 million of anticipated annual savings when fully implemented by fiscal year 2005.

    Non-GAAP Measurements
    To assist investors in the reconciliation of GAAP financial reporting to pro forma results which present operating results on a basis excluding restructuring items, the Company has placed a financial model on its website detailing all of the items that historically reconcile the GAAP vs. pro forma income statements. The model can be found at www.rayovac.com under About Rayovac/Investor Resources. A reconciliation is also attached as Table 3 to this press release.
   Management, as well as certain investors, use these results of operations, excluding restructuring items, to help measure the Company's current and future financial performance and to identify trends in its financial condition and results of operations. We believe these measurements provide supplemental and useful information to assist management and investors in analyzing the Company's financial position and results of operations, but do not replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to identify the results of core on-going operations.
    Rayovac is one of the world's largest consumer battery and lighting device companies. Rayovac products are sold in more than 115 countries. The Company also markets the number one selling rechargeable brand of batteries in the U.S. and in Europe, the number one selling brand of lighting products in the U.S., and is the world leader in hearing aid batteries. Rayovac trades on the New York Stock Exchange under the ROV symbol.

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of consumer batteries, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing and distribution cost efficiencies and
(5) various other factors, including those discussed herein and those set forth in the Company's most recent Form 10-Q, Annual Report on Form 10-K and the prospectus supplement for the Company's most recent offering of its common stock.


                             RAYOVAC CORPORATION
               Condensed Consolidated Statements of Operations
  For the three and nine month periods ended June 29, 2003 and June 30, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                              THREE MONTHS                 NINE MONTHS
                          F2003    F2002  INC(DEC)%  F2003  F2002   INC(DEC)%

    Net sales            $207.7   $135.4    53.4%   $670.2  $418.4    60.2%
    Cost of goods sold    117.6     78.4             395.6   248.7
    Special charges        10.4      2.6              21.7     2.6
      Gross profit         79.7     54.4    46.5%    252.9   167.1    51.3%

    Selling                42.3     24.8             137.8    76.8
    General and
     administrative        21.2    5.4(a)             62.3   43.0(b)
    Research and
     development            3.5      3.1              11.6     9.8
    Special charges         0.7       --               9.9      --

    Total operating
     expenses              67.7     33.3             221.6   129.6

      Operating income     12.0     21.1   (43.1%)    31.3    37.5  (16.5%)

    Interest expense        8.5      4.0              28.1    12.2
    Non-operating expense    --       --              3.1(c)    --
    Other (income) expense,
     net                   (0.8)     0.5              (3.7)    0.1

      Income before income
       taxes                4.3     16.6   (74.1%)     3.8    25.2  (84.9%)

    Income tax expense      1.4      6.3               1.2     9.1

      Net income           $2.9    $10.3   (71.8%)    $2.6   $16.1  (83.9%)

    Average shares
     outstanding           31.9     31.8              31.8    31.8

    Basic earnings
     per share            $0.09    $0.32             $0.08   $0.51


    Average shares and
      common stock
      equivalents
      outstanding          32.5     32.6              32.5    32.4

    Diluted earnings
     per share            $0.09    $0.32             $0.08   $0.50

    (a) The three month period ending June 30, 2002 reflects a bad debt recovery of $4.1 million attributable to the Kmart bankruptcy.

    (b) The nine month period ending June 30, 2002 reflects a bad debt reserve, net of recovery, of $12.0 million attributable to the Kmart bankruptcy.

    (c) The nine month period ending June 29, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.


                             RAYOVAC CORPORATION
                         Supplemental Financial Data
  For the three and nine month periods ended June 29, 2003 and June 30, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

    Supplemental Financial Data                           F2003      F2002

    Cash                                                  $10.3       $9.1

    Trade receivables, net                               $171.0     $113.9
      Days Sales Outstanding (d)                             75         77

    Inventory, net                                       $155.9      $78.3
      Inventory Turnover (e)                                3.0        4.0

    Total Debt                                           $492.9     $213.5

                                          THREE MONTHS        NINE MONTHS
    Business Segment
     Sales & Profitability              F2003     F2002     F2003    F2002

    Net Sales
      Europe/ROW                        $96.1     $11.8    $312.4    $38.4
      North America                      81.2     100.9     267.3    312.9
      Latin America                      30.4      22.7      90.5     67.1
         Total net sales               $207.7    $135.4    $670.2   $418.4

    Segment Profit
      Europe/ROW                        $12.3      $0.8     $35.8     $3.1
      North America                      14.3     27.4(f)    45.0    52.5(g)
      Latin America                       5.0       2.4      10.9      6.5
         Total segment profit            31.6      30.6      91.7     62.1
      Corporate                           8.5       6.9      28.8     22.0
      Special charges                    11.1       2.6      31.6      2.6
      Interest expense                    8.5       4.0      28.1     12.2
      Non-operating expense                --        --       3.1       --
      Other (income) expense, net        (0.8)      0.5      (3.7)     0.1

         Income before income taxes      $4.3     $16.6      $3.8    $25.2

    (d) Reflects receivables, net, divided by average daily sales during the quarter.

    (e) Reflects cost of sales for the quarter (excluding special charges) divided by net inventories multiplied by four.

    (f) The three month period ending June 30, 2002 reflects a bad debt recovery of $4.1 million attributable to the Kmart bankruptcy.

    (g) The nine month period ending June 30, 2002 reflects a bad debt reserve, net of recovery, of $12.0 million attributable to the Kmart bankruptcy.


                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
      For the three month periods ended June 29, 2003 and June 30, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                                               THREE MONTHS
                                      2003                       2002

                              As   Restruct- Pro       As   Restruct- Pro
                          reported   uring   forma  reported   uring   forma

    Net sales (a)            $07.7   $0.7  $208.4   $135.4     $--  $135.4

    Gross profit (b), (c)     79.7   11.1    90.8     54.4     2.6    57.0

      Gross profit %
       of sales              38.4%          43.6%    40.2%           42.1%

    Operating expenses
     (d), (e)                 67.7    0.7    67.0     33.3    (4.1)   37.4

    Operating income          12.0   11.8    23.8     21.1    (1.5)   19.6

      Operating income
       % of sales             5.8%          11.4%    15.6%           14.5%

    Income before income
     taxes                     4.3   11.8    16.1     16.6    (1.5)   15.1

    Net income                 2.9    7.3    10.2     10.3    (0.6)    9.7

    Basic earnings per
     share                   $0.09  $0.23   $0.32    $0.32  ($0.02)  $0.30

    Diluted earnings
     per share               $0.09  $0.22   $0.31    $0.32  ($0.02)  $0.30


    (a) Reflects the impact of North America retailer inventory mark down programs of approximately $0.7 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) Fiscal 2003 reflects the impact of (i) North America retailer inventory mark down programs of approximately $0.7 million, and (ii) North America restructuring initiatives of approximately $10.4 million primarily reflecting inventory and fixed asset impairments of approximately $7.2 million, termination benefits of approximately $2.1 million, and relocation expenses associated with the relocation of the Company's Madison, Wisconsin packaging facility to the Company's new leased distribution and packaging facility in Dixon, Illinois.

    (c) Fiscal 2002 reflects the Company's closure of its Santo Domingo, Dominican Republic plant and outsourcing of certain zinc carbon production at its Mexico City, Mexico manufacturing location, including approximately $1.2 million of termination benefits and approximately $1.4 million of equipment, inventory, and other asset impairments.

    (d) Fiscal 2003 reflects restructuring initiatives of approximately $0.7 million primarily reflecting termination benefits and exit costs associated with the relocation of the Company's Middleton, Wisconsin distribution facility to the Company's new leased distribution and packaging facility in Dixon, Illinois.

    (e) Fiscal 2002 reflects a bad debt recovery of approximately $4.1 million attributable to the Kmart bankruptcy.


                             RAYOVAC CORPORATION
                           Pro Forma Financial Data
              Reconciliation of GAAP to Pro Forma Financial Data
       For the nine month periods ended June 29, 2003 and June 30, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                                                NINE MONTHS
                                      2003                       2002

                              As   Restruct- Pro       As   Restruct- Pro
                          reported   uring    forma reported  uring    forma

    Net sales (a)           $670.2    $2.3   $672.5  $418.4    $--   $418.4

    Gross profit (b), (c)    252.9    24.0    276.9   167.1    2.6    169.7

      Gross profit
       % of sales            37.7%            41.2%   39.9%           40.6%

    Operating expenses
     (d), (e)                221.6     9.9    211.7   129.6   12.0    117.6

    Operating income          31.3    33.9     65.2    37.5   14.6     52.1

      Operating income
       % of sales             4.7%             9.7%    9.0%           12.5%

    Income before income
     taxes (f)                 3.8    37.0     40.8    25.2   14.6     39.8

    Net income                 2.6    22.9     25.5    16.1    9.4     25.5


    Basic earnings per
     share                   $0.08   $0.72    $0.80   $0.51  $0.29    $0.80

    Diluted earnings
     per share               $0.08   $0.70    $0.78   $0.50  $0.29    $0.79

    (a) Reflects the impact of North America retailer inventory mark down programs of approximately $2.3 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) Fiscal 2003 reflects the impact of (i) North America retailer inventory mark down programs of approximately $2.3 million, (ii) European integration initiatives of approximately $1.9 million primarily reflecting termination benefits of approximately $0.9 million and inventory and asset impairments of approximately $1.0 million, (iii) North America restructuring initiatives of approximately $13.6 million, including fixed asset and inventory impairments of approximately $8.8 million, pension and termination costs of approximately $3.2 million, and relocation expenses and other expenses associated with the relocation of the Company's Madison, Wisconsin packaging facility to the Company's new leased distribution and packaging facility in Dixon, Illinois, and (iv) Latin America restructuring initiatives of approximately $6.2 million reflecting the closure of the Company's Mexico City, Mexico manufacturing location, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of approximately $4.1 million, and other shutdown related expenses.

    (c) Fiscal 2002 reflects the Company's closure of its Santo Domingo, Dominican Republic plant and outsourcing of certain zinc carbon production at its Mexico City, Mexico manufacturing location, including approximately $1.2 million of termination benefits and approximately $1.4 million of equipment, inventory, and other asset impairments.

    (d) Fiscal 2003 reflects (i) North America and Corporate restructuring initiatives of approximately $6.7 million, including approximately $5.4 million of termination benefits, research and development contract termination costs of approximately $0.5 million, fixed asset impairments of approximately $0.3 million associated with the relocation to the Company's new leased distribution and packaging facility in Dixon, Illinois, and other expenses, (ii) European integration initiatives of approximately $1.1 million, including approximately $0.6 million of termination benefits, asset impairments of approximately $0.2 million, and other expenses, and (iii) Latin America integration initiatives of approximately $2.1 million, primarily reflecting termination benefits associated with the integration of our Mexico and Colombia businesses.

    (e) Fiscal 2002 reflects a bad debt reserve, net of recovery, of approximately $12.0 million attributable to the Kmart bankruptcy.

    (f) Includes the non-recurring items discussed in footnotes (a) through
        (e) and, in Fiscal 2003, the write-off of unamortized debt issuance costs of approximately $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

SOURCE  Rayovac Corp.
    -0-                             07/24/2003
    /CONTACT:  John Daggett of Rayovac, +1-608-275-4912/
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    /Web site:  http://www.rayovac.com /
    (ROV)

CO:  Rayovac Corp.
ST:  Wisconsin
IN:  CPR
SU:  ERN